Exhibit 99.1

UGI International Prices Senior Notes Offering

VALLEY FORGE, PA., October 18, 2018 — UGI Corporation (“UGI” or the “Company”) (NYSE: UGI) announced today that its indirect, wholly owned subsidiary, UGI International, LLC (“UGI International”), priced its offering of €350,000,000 in aggregate principal amount of 3.25% senior unsecured notes due 2025 (the “Notes”). The Notes are being offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act.

The Notes will be fully and unconditionally guaranteed by certain subsidiaries of UGI International that will guarantee UGI International’s obligations under a new €300,000,000 senior unsecured term loan facility and a new €300,000,000 senior unsecured revolving credit facility (together, the “New Credit Facilities”), which are expected to be entered into in connection with the Notes offering, but will not be guaranteed by the Company. UGI International expects to use the net proceeds of the offering, together with proceeds from the New Credit Facilities and cash on hand, to repay the outstanding indebtedness of certain of UGI International’s subsidiaries and to pay fees and expenses related to the transactions. The remainder of the net proceeds from the offering will be used for general corporate purposes.  The closing of the offering is expected to occur on or about October 25, 2018, subject to customary closing conditions and to UGI International’s entry into the New Credit Facilities.  UGI International’s entry into the New Credit Facilities is conditioned upon the consummation of the Notes offering.

The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Company’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, continued analysis of recent tax legislation, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. The Company undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

About UGI

UGI is a distributor and marketer of energy products and services.  Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in ten states, the District of Columbia and internationally in France, Belgium the Netherlands and the UK.  UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

INVESTOR RELATIONS

Brendan Heck, 610-337-1000 ext. 6608

Shelly Oates, 610-337-1000 ext. 3202